Exhibit 99

News Release

The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President
		Investor Relations	(818) 223-7548

RYLAND REPORTS RESULTS FOR THE SECOND QUARTER OF 2009

CALABASAS, Calif. (July 29, 2009) – The Ryland Group, Inc. (NYSE: RYL), today announced results for its second quarter ended June 30, 2009.  Items of note included:

•                  Cash, cash equivalents and marketable securities totaling $712.9 million as of June 30, 2009;

•                  Cash flows from operations totaled $11.2 million for the quarter ended June 30, 2009;

•                  The Company retired $70.6 million of its senior notes during the second quarter of 2009;

•                  Net debt-to-capital ratio was 20.4 percent at June 30, 2009 (net debt-to-capital ratio is calculated as debt, net of cash, cash equivalents and marketable securities, divided by the sum of debt and total stockholders’ equity, net of cash, cash equivalents and marketable securities);

•                  Pretax charges for inventory and other valuation adjustments, and write-offs were $47.3 million for the second quarter of 2009;

•                  Loss of $1.70 per share for the quarter ended June 30, 2009, including inventory valuation adjustments and write-offs, compared to a loss of $5.70 per share for the same period in 2008;

•                  Consolidated revenues of $272.2 million for the quarter ended June 30, 2009, reflected a decrease of 44.2 percent from the quarter ended June 30, 2008;

•                  Housing gross profit margins averaged 7.8 percent, excluding inventory and other valuation adjustments, for the quarter ended June 30, 2009, compared to 6.0 percent for the quarter ended March 31, 2009, and 12.5 percent for the quarter ended June 30, 2008.  Including inventory and other valuation adjustments, housing gross profit margins averaged negative 10.0 percent for the second quarter of 2009, compared to negative 18.2 percent for the same period in 2008;

•                  Closings totaled 1,091 units for the quarter ended June 30, 2009, reflecting a 40.3 percent decrease from the same period in the prior year;

•                  New orders in the second quarter of 2009 declined 16.1 percent to 1,716 units from 2,045 units in the second quarter of 2008; and

•                  Inventory of houses started and unsold decreased by 29.9 percent to 448 units at June 30, 2009, from 639 units at December 31, 2008.

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RYLAND SECOND-QUARTER RESULTS

RESULTS FOR THE SECOND QUARTER OF 2009

For the second quarter ended June 30, 2009, the Company reported a consolidated net loss of $73.7 million, or $1.70 per diluted share, compared to a loss of $241.6 million, or $5.70 per diluted share, for the same period in 2008.  The Company had pretax charges for inventory and other valuation adjustments, and write-offs that totaled $47.3 million during the second quarter ended June 30, 2009, compared to $180.4 million for the same period in 2008.

The homebuilding segments reported a pretax loss of $67.4 million during the second quarter of 2009, compared to a pretax loss of $187.1 million for the same period in 2008.  This reduction was primarily due to lower inventory valuation adjustments and write-offs, offset by a decline in closings and home prices.

Homebuilding revenues decreased 44.6 percent to $261.6 million for the second quarter of 2009, compared to $472.3 million for the same period in 2008.  This decline was primarily attributable to closings totaling 1,091 units for the second quarter ended June 30, 2009, reflecting a 40.3 percent decrease from closings totaling 1,828 units for the same period in the prior year, and to a 5.5 percent reduction in the average closing price of a home, which declined to $240,000 for the quarter ended June 30, 2009, from $254,000 for the same period in 2008.  Homebuilding revenues for the second quarter of 2009 included $95,000 from land sales, which contributed net pretax gains of $22,000, compared to revenues of $8.6 million from land sales for the second quarter of 2008, which contributed net pretax gains of $124,000.

New orders of 1,716 units for the quarter ended June 30, 2009, represented a decrease of 16.1 percent, compared to new orders of 2,045 units for the same period in 2008.  For the second quarter of 2009, new order dollars declined 19.6 percent to $404.5 million from $502.9 million for the second quarter of 2008.  Backlog at the end of the second quarter of 2009 increased 33.7 percent to 2,482 units from 1,857 units at March 31, 2009, and declined 33.0 percent from 3,702 units at the end of the second quarter of 2008.  At June 30, 2009, the dollar value of the Company’s backlog was $607.6 million, reflecting an increase of 30.8 percent from March 31, 2009, and a decline of 36.4 percent from June 30, 2008.

Housing gross profit margins averaged 7.8 percent, excluding inventory and other valuation adjustments, for the quarter ended June 30, 2009, compared to 6.0 percent for the quarter ended March 31, 2009, and 12.5 percent for the quarter ended June 30, 2008.  Including inventory and other valuation adjustments, housing gross profit margins averaged negative 10.0 percent for the second quarter of 2009, compared to negative 18.2 percent for the same period in 2008.  Selling, general and administrative expenses, including severance and model abandonment charges, were 14.4 percent of revenue for the second quarter of 2009, compared to 13.8 percent of revenue for the same period in 2008.  Selling, general and administrative expenses, excluding severance and model abandonment charges of $1.7 million, were 13.8 percent of revenue for the second quarter of 2009, compared to 12.9 percent of revenue for the same period in 2008.  This increase in the ratio of core selling, general and administrative expenses was primarily attributable to a decline in revenues, partially offset by cost-saving initiatives and lower marketing and

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RYLAND SECOND-QUARTER RESULTS

advertising expenditures per unit.  Selling, general and administrative expense dollars for the second quarter ended June 30, 2009, decreased $27.4 million from the same period in the prior year.  The homebuilding segments recorded $2.8 million of interest expense during the second quarter of 2009, compared to all interest incurred being capitalized during the second quarter of 2008.

Corporate expenses were $8.5 million for the second quarter of 2009, compared to $8.1 million for the same period in 2008.  This increase was primarily due to the contract buyout expense of $2.0 million that related to the retirement of the Company’s former CEO in 2009.

During the second quarter of 2009, the Company provided $11.2 million of cash from operations; used $401.0 million for investing activities; and provided $90.3 million of cash from financing activities that primarily resulted from the issuance of senior notes.

For the three months ended June 30, 2009, the financial services segment reported pretax earnings of $1.1 million, compared to pretax earnings of $5.5 million for the same period in 2008.  This decrease was primarily attributable to a 39.1 percent decline in the number of mortgages originated due to a slowdown in the homebuilding market, partially offset by increased net gains on mortgages, on a per-unit basis, due to product mix.  For the three months ended June 30, 2009, general and administrative expenses were $9.4 million, versus $10.1 million for the same period in 2008.  This decrease was primarily due to personnel reductions made in an effort to align overhead expense with lower production volume and to a reduction in subcontractor insurance provision expense, partially offset by an increase in indemnification expense.

RESULTS FOR THE FIRST HALF OF 2009

For the six months ended June 30, 2009, the Company reported a consolidated net loss of $149.0 million, or $3.46 per diluted share, compared to a loss of $271.0 million, or $6.40 per diluted share, for the same period in 2008.  The Company had inventory and other valuation adjustments, joint venture impairments, and option deposit and feasibility write-offs that totaled $96.8 million during the six months ended June 30, 2009, compared to $208.4 million for the same period in 2008.

The homebuilding segments reported a pretax loss of $141.8 million during the first six months of 2009, compared to a pretax loss of $230.8 million for the same period in 2008.  This reduction was primarily due to lower inventory valuation adjustments and write-offs, offset by a decline in closings and home prices.

Homebuilding revenues decreased 40.3 percent to $520.6 million for the first six months of 2009, compared to $871.9 million for the same period in 2008.  This decline was primarily attributable to closings totaling 2,140 units for the six months ended June 30, 2009, reflecting a 36.5 percent decrease from closings totaling 3,371 units for the same period in the prior year, and to a 4.7 percent reduction in the average closing price of a home, which declined to $243,000 for the six-month period ended June 30, 2009, from $255,000 for the same period in 2008.  Homebuilding revenues for the first six months of 2009 included $413,000 from land sales, which contributed net pretax losses of $205,000, compared to revenues of $11.5 million from land sales for the first half of 2008, which contributed net pretax gains of $1.1 million.

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RYLAND SECOND-QUARTER RESULTS

Housing gross profit margins averaged 6.9 percent, excluding inventory valuation adjustments and write-offs, for the six months ended June 30, 2009, compared to 12.2 percent for the same period in 2008. This decrease was primarily due to price reductions that related to project closeouts and other home deliveries during the first half of 2009.  Including inventory valuation adjustments, housing gross profit margins averaged negative 11.5 percent for the first half of 2009, compared to negative 7.4 percent for the same period in 2008.  Selling, general and administrative expenses, including severance and model abandonment charges, were 15.0 percent of revenue for the six months ended June 30, 2009, compared to 14.8 percent of revenue for the same period in 2008.  Selling, general and administrative expenses, excluding severance and model abandonment charges of $6.2 million, were 13.8 percent of revenue for the first half of 2009, compared to 14.0 percent of revenue for the same period in 2008.  This decrease in the ratio of core selling, general and administrative expenses was primarily attributable to cost-saving initiatives and lower marketing and advertising expenditures per unit, partially offset by a decline in revenues.  Selling, general and administrative expense dollars for the six months ended June 30, 2009, decreased $50.9 million from the same period in the prior year.  The homebuilding segments recorded $2.8 million of interest expense during the six-month period ended June 30, 2009, compared to all interest incurred being capitalized during the six-month period ended June 30, 2008.

Corporate expenses were $17.6 million for the first six months of 2009, compared to $17.2 million for the same period in 2008.  This increase was primarily due to the contract buyout expense of $2.0 million that related to the retirement of the Company’s former CEO in 2009.

For the six months ended June 30, 2009, the financial services segment reported pretax losses of $467,000, compared to pretax earnings of $12.1 million for the same period in 2008.  This decrease was primarily attributable to a 39.4 percent decline in the number of mortgages originated due to a slowdown in the homebuilding market and to the Company’s $1.0 million sale of its insurance renewal rights in 2008.  For the six months ended June 30, 2009, general and administrative expenses were $17.3 million, versus $20.1 million for the same period in 2008.  This decrease was primarily due to personnel reductions made in an effort to align overhead expense with lower production volume and to a reduction in subcontractor insurance provision expense, partially offset by an increase in indemnification expense.

MARKETABLE SECURITIES

The Company has engaged PIMCO to invest approximately $400.0 million of its cash in short-term, highly rated securities.

TERMINATED CREDIT FACILITY

During the second quarter of 2009, the Company terminated its $200.0 million revolving credit facility.  The Company believes it does not need the credit facility to meet its liquidity requirements at this time and that it will be able to fund its homebuilding operations through its existing cash resources for the

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RYLAND SECOND-QUARTER RESULTS

foreseeable future.  The Company recognized expenses of $1.7 million related to the termination, which is included in “Income related to early retirement of debt, net” within the Consolidated Statements of Earnings.

DEBT ISSUANCE AND REPURCHASES

During the second quarter of 2009, the Company issued $230.0 million of 8.4 percent senior notes due May 2017.  During the second quarter of 2009, the Company repurchased $55.1 million of its senior notes for $52.3 million in cash in the open market.  The Company recognized a net gain of $2.5 million related to these debt repurchases, which is included in “Income related to early retirement of debt, net” within the Consolidated Statements of Earnings.

DEBT AND EQUITY EXCHANGE

The Company entered into privately negotiated agreements with a holder of its 5.4 percent senior notes due January 2015 (the “Notes”), pursuant to which the Company agreed to exchange shares of its common stock, par value $1.00 per share (the “Common Stock”), for the Notes.  During the second quarter of 2009, the Company issued an aggregate of 729,000 shares of its Common Stock in exchange for $15.5 million in aggregate principal amount of the Notes.  The Company recognized a net gain of $118,000 related to these debt exchanges, which is included in “Income related to early retirement of debt, net” within the Consolidated Statements of Earnings.

OVERALL EFFECTIVE TAX RATE

The Company’s effective tax rate was 0.0 percent for the quarter ended June 30, 2009, compared to an effective tax rate of 27.3 percent for the same period in 2008.  The decrease in tax rate was primarily attributable to a noncash tax charge of $28.3 million in 2009 related to the Company’s deferred tax valuation allowance.  The effective tax rate is not expected to change significantly during the remainder of the year.

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RYLAND SECOND-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 285,000 homes and financed more than 240,000 mortgages.  The Company currently operates in 15 states and 19 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, the impact of government stimulus plans, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  instability and uncertainty in the mortgage lending market, including revisions to underwriting standards for borrowers;

•                  the availability and cost of land and the future value of land held or under development;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of houses;

•                  increased prices for labor, land and raw materials used in the production of houses;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•                  delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•                  other factors over which the Company has little or no control.

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Five financial-statement pages follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(in thousands, except share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

REVENUES
Homebuilding	$261,637	$472,283	$520,604	$871,883
Financial services	10,523	15,598	16,794	32,164
TOTAL REVENUES	272,160	487,881	537,398	904,047

EXPENSES
Cost of sales	288,576	558,742	581,661	931,143
(Earnings) loss from unconsolidated joint ventures	(14)	35,606	(63)	42,707
Selling, general and administrative	37,665	65,062	77,965	128,847
Financial services	9,413	10,112	17,261	20,091
Corporate	8,534	8,130	17,585	17,196
Interest	2,809	-	2,809	-
TOTAL EXPENSES	346,983	677,652	697,218	1,139,984

OTHER INCOME
Gain from marketable securities, net	236	-	236	-
Income related to early retirement of debt, net	925	-	10,573	-
TOTAL OTHER INCOME	1,161	-	10,809	-
Loss before taxes	(73,662)	(189,771)	(149,011)	(235,937)
Tax expense	-	51,868	-	35,018
NET LOSS	$(73,662)	$(241,639)	$(149,011)	$(270,955)

NET LOSS PER COMMON SHARE
Basic	$(1.70)	$(5.70)	$(3.46)	$(6.40)
Diluted	(1.70)	(5.70)	(3.46)	(6.40)

AVERAGE COMMON SHARES
OUTSTANDING
Basic	43,353,638	42,421,753	43,104,776	42,326,968
Diluted	43,353,638	42,421,753	43,104,776	42,326,968

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Cash, cash equivalents and marketable securities
Cash and cash equivalents	$199,162	$389,686
Restricted cash	107,095	30,000
Marketable securities, available-for-sale	406,657	3,573
Total cash, cash equivalents and marketable securities	712,914	423,259
Housing inventories
Homes under construction	436,175	464,810
Land under development and improved lots	376,978	547,318
Inventory held-for-sale	73,799	68,971
Consolidated inventory not owned	8,444	15,218
Total housing inventories	895,396	1,096,317
Property, plant and equipment	31,825	41,558
Current taxes receivable, net	-	160,681
Other	112,363	140,019
TOTAL ASSETS	1,752,498	1,861,834

LIABILITIES
Accounts payable	79,719	73,464
Accrued and other liabilities	203,860	259,947
Debt	865,620	789,245
TOTAL LIABILITIES	1,149,199	1,122,656

EQUITY
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value:
Authorized – 10,000 shares Series A Junior
Participating Preferred, none outstanding	-	-
Common stock, $1.00 par value:
Authorized – 199,990,000 shares	43,805	42,754
Issued – 43,804,520 shares at June 30, 2009
(42,754,467 shares at December 31, 2008)
Retained earnings	548,692	679,317
Accumulated other comprehensive income	2,742	3,291
TOTAL STOCKHOLDERS’ EQUITY
FOR THE RYLAND GROUP, INC.	595,239	725,362
NONCONTROLLING INTEREST	8,060	13,816
TOTAL EQUITY	603,299	739,178
TOTAL LIABILITIES AND EQUITY	$1,752,498	$1,861,834

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$(14,045)	$(69,973)	$(49,724)	$(86,236)
Southeast	(28,456)	(55,977)	(54,254)	(59,987)
Texas	(1,057)	(3,286)	(3,251)	(3,830)
West	(23,841)	(57,891)	(34,539)	(80,761)
Financial services	1,110	5,486	(467)	12,073
Corporate and unallocated	(7,373)	(8,130)	(6,776)	(17,196)
Total	$(73,662)	$(189,771)	$(149,011)	$(235,937)
NEW ORDERS
Units
North	480	524	975	1,129
Southeast	505	536	788	1,186
Texas	489	668	883	1,221
West	242	317	417	668
Total	1,716	2,045	3,063	4,204
Dollars (in millions)
North	$126	$142	$252	$307
Southeast	111	136	177	288
Texas	114	145	199	262
West	54	80	93	172
Total	$405	$503	$721	$1,029
CLOSINGS
Units
North	370	563	699	986
Southeast	259	535	537	1,046
Texas	324	446	639	833
West	138	284	265	506
Total	1,091	1,828	2,140	3,371
Average closing price (in thousands)
North	$263	$288	$263	$286
Southeast	233	248	246	253
Texas	223	215	223	216
West	231	258	232	264
Total	$240	$254	$243	$255
OUTSTANDING CONTRACTS			June 30,
Units			2009	2008
North			850	1,109
Southeast			650	1,086
Texas			713	1,064
West			269	443
Total			2,482	3,702
Dollars (in millions)
North			$229	$323
Southeast			151	281
Texas			168	238
West			60	114
Total			$608	$956
Average price (in thousands)
North			$269	$291
Southeast			232	259
Texas			236	223
West			223	257
Total			$245	$258

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (Unaudited)

(in thousands, except origination data)

	Three months ended June 30,		Six months ended June 30,
RESULTS OF OPERATIONS	2009	2008	2009	2008
REVENUES
Net gains on sales of mortgages	$6,002	$7,236	$8,268	$14,574
Origination fees	2,516	4,187	4,648	7,954
Title/escrow/insurance	1,917	3,873	3,657	9,007
Interest and other	88	302	221	629
TOTAL REVENUES	10,523	15,598	16,794	32,164
EXPENSES	9,413	10,112	17,261	20,091
PRETAX EARNINGS (LOSS)	$1,110	$5,486	$(467)	$12,073

OPERATIONAL DATA

Retail operations:
Originations (units)	861	1,413	1,574	2,597
Ryland Homes closings as a
percentage of total closings	99.9%	99.5%	99.9%	99.3%
Ryland Homes origination capture rate	83.7%	82.9%	80.0%	82.6%

Investment operations:
Mortgage-backed securities and
notes receivable average balance	$285	$366	$298	$377

THE RYLAND GROUP, INC. and Subsidiaries

NON-GAAP FINANCIAL DISCLOSURE RECONCILIATION (Unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
GROSS MARGINS
HOUSING REVENUES	$261,542	$463,635	$520,191	$860,413

HOUSING COST OF SALES
Cost of sales	241,183	405,787	484,361	755,386
Valuation adjustments and write-offs	46,477	142,237	95,790	168,815
TOTAL HOUSING COST OF SALES	287,660	548,024	580,151	924,201

GROSS MARGINS	$(26,118)	$(84,389)	$(59,960)	$(63,788)
GROSS MARGIN PERCENTAGE	(10.0)%	(18.2)%	(11.5)%	(7.4)%

GROSS MARGINS, excluding impairments	$20,359	$57,848	$35,830	$105,027
GROSS MARGIN PERCENTAGE, excluding impairments	7.8%	12.5%	6.9%	12.2%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE
HOMEBUILDING REVENUES	$261,637	$472,283	$520,604	$871,883

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	$37,665	$65,062	$77,965	$128,847
RELOCATION AND SEVERANCE EXPENSES, AND MODEL DECORATION WRITE-OFFS	(1,674)	(4,109)	(6,154)	(6,643)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES, excluding non-core charges	$35,991	$60,953	$71,811	$122,204

AS A PERCENTAGE OF REVENUE
Selling, general and administrative expenses	14.4%	13.8%	15.0%	14.8%

Selling, general and administrative expenses, excluding non-core charges	13.8%	12.9%	13.8%	14.0%

Gross margins on home sales excluding SFAS 144 valuation adjustments is a non-GAAP financial measure, and is defined by the Company as sales of homes revenue less costs of homes sold excluding the Company's SFAS 144 valuation adjustments recorded during the period. Management finds this to be a useful measure in evaluating the Company’s performance because it discloses the profit the Company generates on home it actually delivered during the period, as the SFAS 144 valuation adjustments relate, in part, to inventory that was not delivered during the period.  It assists the Company’s management in making strategic decisions regarding its construction pace, product mix and product pricing based upon the profitability it generated on homes the Company currently delivers or sells.  The Company believes investors will also find gross margins on home sales excluding SFAS 144 valuation adjustments to be important and useful because it discloses a profitability measure that can be compared to a prior period without regard to the variability of SFAS 144 valuation adjustments. In addition, to the extent that the Company’s competitors provide similar information, disclosure of its gross margins on home sales excluding SFAS 144 valuation adjustments helps readers of the Company’s financial statements compare profits to its competitors’ with regard to the homes they deliver in the same period.  In addition, because gross margins on home sales is a financial measure that is not calculated in accordance with GAAP, it may not be completely comparable to similarly titled measures of the Company’s competitors due to potential differences in methods of calculation and charges being excluded.